Exhibit 10.32

Amendment Number 2

to the Answerthink, Inc.

Employee Stock Purchase Plan

(as amended on February 16, 2001)

Pursuant to the authority granted pursuant to Section 24 of the Answerthink, Inc. Employee Stock Purchase Plan (the “Plan”), the Committee hereby amends Section 8 of the Plan to read in its entirety as follows:

8. RIGHTS TO PURCHASE COMMON STOCK; PURCHASE PRICE.

Rights to purchase shares of Common Stock will be deemed granted to participating employees as of the first trading day of each Offering Period. The purchase price of each share of Common Stock (the “Purchase Price”) shall be determined by the Committee; provided, however, that the Purchase Price shall not be less than 95% of the fair market value of the Common Stock on the last trading day of such Offering Period; provided, further, that in no event shall the Purchase Price be less than the par value of the Common Stock. For purposes of the Plan, “fair market value” means the value of each share of Common Stock subject to the Plan on a given date determined as follows: if on such date the shares of Common Stock are listed on an established national or regional stock exchange, are admitted to quotation on The Nasdaq Stock Market, or are publicly traded on an established securities market, the fair market value of the shares of Common Stock shall be the closing price of the shares of Common Stock on such exchange or in such market (the highest such closing price if there is more than one such exchange or market) on such date or, if such date is not a trading day, on the trading day immediately preceding such date (or if there is no such reported closing price, the fair market value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of the shares of Common Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the shares of Common Stock are not listed on such an exchange, quoted on such System or traded on such a market, fair market value shall be determined by the Board in good faith.

Effective Date of Amendment: December 15, 2005